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Prospectus Supplement Dated December 29, 1997 to Prospectus Dated November 19,
1997


The Company has been advised by officials of Monroe Parker Securities, Inc. (the "Representative") that on December 22, 1997, the Representative ceased market-making activities. The Company was further advised that the Representative is not soliciting new customers or accounts, and has limited its business to handling agency transactions to close out existing securities positions. The Company has been advised that the Representative's withdrawal from the securities business is voluntary, however, there is no expectation that its business will resume.